Exhibit 3.62

LIMITED PARTNERSHIP AGREEMENT

OF

FAMILY DOLLAR STORES OF KENTUCKY, LP

This Limited Partnership Agreement (the “Agreement”) of Family Dollar Stores of Kentucky, LP (the “Partnership”) effective as of February 22, 2016 (the “Effective Date”), is entered into by and between Family Dollar Holdings, Inc., a North Carolina limited liability company, (the “General Partner”) and Family Dollar, Inc., a North Carolina corporation (the “Limited Partner” and, together with the General Partner, the “Partners”) pursuant to and in accordance with the North Carolina Revised Uniform Limited Partnership Act (NCGS § 59-101 et. seq.), as amended from time to time (the “Act”).

WHEREAS, the Partnership was formed as a limited partnership on February 22, 2016 by the filing of a certificate of limited partnership of the Partnership (the “Certificate of Limited Partnership”) with the Office of the Secretary of State of the State of North Carolina and pursuant to an agreement between the Partners to form a limited partnership under the Act; and

WHEREAS, on February 23, 2016, Family Dollar Stores of Kentucky, Ltd., a Kentucky limited partnership (the “Merged Partnership”) will be merged with and into the Partnership (the “Merger”) such that on consummation of the Merger, the existence of the Merged Partnership shall cease and the Partnership shall continue as the surviving entity;

WHEREAS, prior to consummation of the Merger, the Merged Partnership is currently operating pursuant to that certain Partnership Agreement dated effective as of December 1, 1997 (the “Existing Partnership Agreement”), the form of which is attached hereto as Exhibit A;

WHEREAS, the Partners desire to adopt the Existing Partnership Agreement as the agreement of limited partnership of the Partnership in accordance with the terms and conditions set forth herein to reflect the terms of their entire agreement with respect to the subject matter hereof.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Adoption of Existing Partnership Agreement. The Partners hereby adopt the Existing Partnership Agreement in the form attached hereto as Exhibit A as the agreement of limited partnership of the Partnership which, except as expressly set forth in this Agreement, shall remain in full force in effect and shall govern the rights and obligations of the Partners and the terms and conditions of the Partnership. Notwithstanding the foregoing, the Partnership shall be governed by the Act and the laws of the State of North Carolina and, to the extent there are any inconsistencies between the Existing Partnership Agreement and the Act with respect to any subject matter covered in the Existing Partnership Agreement, the Act shall govern.

2.             Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of North Carolina.

3.             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4.             Entire Agreement. This Agreement, together with the Existing Partnership Agreement and the Certificate of Limited Partnership, constitutes the entire agreement of the Partners with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Agreement of Family Dollar Stores of Kentucky, LP as of the date first above written.

FAMILY DOLLAR HOLDINGS, INC.

By	/s/ Kevin S. Wampler
Name: Kevin S. Wampler
Title: EVP-Chief Financial Officer

FAMILY DOLLAR, INC.

By	/s/ Kevin S. Wampler
Name: Kevin S. Wampler
Title: EVP-Chief Financial Officer

PARTNERSHIP AGREEMENT

OF

FAMILY DOLLAR STORES OF KENTUCKY, LTD.,

a Kentucky limited partnership

TABLE OF CONTENTS

OF THE

PARTNERSHIP AGREEMENT

OF

FAMILY DOLLAR STORES OF KENTUCKY, LTD.,

a Kentucky limited partnership

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SECTION 11.5.	Headings	15
SECTION 11.6.	Severability	15
SECTION 11.7.	Additional Documents	15
SECTION 11.8.	Variation of Pronouns	15
SECTION 11.9.	Governing Law; Dispute Resolution	15
SECTION 11.10.	Waiver of Action for Partition	16
SECTION 11.11.	Counterpart Execution; Facsimile Execution	16
SECTION 11.12.	Tax Matters Partner	16
SECTION 11.13.	Time of the Essence	16
SECTION 11.14.	Exhibits Incorporated by Reference	16

EXHIBITS:

EXHIBIT A - Glossary of Terms

EXHIBIT B - Regulatory Allocations

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PARTNERSHIP AGREEMENT

OF

FAMILY DOLLAR STORES OF KENTUCKY, LTD.

a Kentucky limited partnership

THIS AGREEMENT is entered into by and between Family Dollar, Inc. and Family Dollar Holdings, Inc. Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in the attached Glossary of Terms.

R E C I T A L S

A.            Family Dollar, Inc. and Family Dollar Holdings, Inc. desire to form a limited partnership under the laws of the State of Kentucky.

B.            On December 1, 1997, Family Dollar Stores of Harrodsburg, Ky, Inc. merged with and into Family Dollar, Inc. Family Dollar, Inc. desires to make a capital contribution to the Partnership of all of the assets and properties, subject to all of the liabilities and obligations, assigned or transferred by operation of law from Family Dollar Stores of Harrodsburg, Ky, Inc. to Family Dollar, Inc. pursuant to such merger.

C.            On January 1, 1998, the Merging Corporations will merge with and into Family Dollar, Inc. Family Dollar, Inc. desires to make a capital contribution to the Partnership of all of the assets and properties, subject to all of the liabilities and obligations, assigned or transferred by operation of law from the Merging Corporations to Family Dollar, Inc. pursuant to such mergers.

D.            Family Dollar Holdings, Inc. desires to make a capital contribution of cash in such amounts as set forth in Section 2.1 hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree, intending to be legally bound, as follows:

ARTICLE I

FORMATION

SECTION 1.1.               Formation; General Terms; Effective Date. The Partnership was formed upon the filing of the Certificate with the Kentucky Secretary of State. When this Agreement has been signed by both Partners, it shall become effective as of the Effective Date, and Family Dollar, Inc. and Family Dollar Holdings, Inc. shall become Partners of the Partnership, all without the necessity of any further act or instrument and without causing the dissolution of the Partnership.

The Act and this Agreement, including all the Exhibits attached hereto, govern the rights and obligations of the Partners and the terms and conditions of the Partnership. This Agreement controls to the extent there are any inconsistencies between the Act and this Agreement with respect to any subject matter covered in this Agreement. The Partnership shall have no oral partnership agreements, and this Agreement may be amended only in accordance with Section 11.4 below

The General Partner shall execute and file on behalf of the Partnership all other instruments or documents, and shall accomplish all such filings, recordings, or other acts as necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited partnership in Kentucky and in any other states and jurisdictions in which the Partnership shall transact business.

SECTION 1.2.               Name. The name of the Partnership shall be Family Dollar Stores of Kentucky, Ltd. The Partnership owns the exclusive right to its name. The Partners may change the name only by amending the Certificate in the manner provided in Section 11.4

SECTION 1.3.               Purposes. The purposes of the Partnership are (i) to operate one or more retail discount stores and to engage in such other lawful businesses or investments as the Partners may determine; (ii) to own, hold, maintain, encumber, lease, sell, transfer or otherwise dispose of all property or assets or interests in property or assets as may be necessary, appropriate or convenient to accomplish the activities described in clause (i) above; (iii) to incur indebtedness or obligations in furtherance of the activities described in clauses (i) and (ii) above; and (iv) to conduct such other activities necessary or incidental to the foregoing, all on the terms and conditions and subject to the limitations set forth in this Agreement.

SECTION 1.4.               Registered Agent; Registered Office. The Partnership’s registered agent and registered office are set forth in the Certificate. The Partners may name a different registered agent or registered office upon the vote of the Partners, in which case the General Partner shall file a certificate of amendment as required by the Act.

SECTION 1.5.               Commencement and Term. The Partnership commenced at the time and on the date appearing in the Certificate and shall continue until the dissolution of the Partnership, the winding up of its affairs and the making of the final liquidating distributions required by this Agreement.

ARTICLE II

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

SECTION 2.1.               Capital Contributions. Immediately following the execution of this Agreement, Family Dollar Holdings, Inc. shall contribute $3,000.00 cash to the capital of the Partnership in exchange for one (1) Unit as a General Partner and a one percent (1%) Residual Interest; and Family Dollar, Inc. shall contribute to the capital of the Partnership all of the

Harrodsburg Assets, subject to all the Harrodsburg Liabilities, in exchange for ninety-nine (99) Units as a Limited Partner and a ninety-nine percent (99%) Residual Interest.

Family Dollar Holdings, Inc. shall receive in exchange for such Capital Contributions an initial Capital Account credit in the amount of its initial cash Capital Contribution and Family Dollar, Inc. shall receive an initial Capital Account credit of $297,000.00, which is the Agreed Value of Family Dollar, Inc’s initial Capital Contribution.

Immediately after the effectiveness of the merger of the Merging Corporations into Family Dollar, Inc., Family Dollar, Inc. shall contribute to the capital of the Partnership, the Merging Corporation Assets, subject to the Merging Corporation Liabilities. Contemporaneously with the Family Dollar, Inc. additional Capital Contribution, the General Partner shall be required to contribute cash to the capital of the Partnership in an amount equal to the Agreed Value of the Family Dollar, Inc. additional Capital Contribution, divided by ninety nine (99). The Partners’ Capital Accounts shall be increased by the Agreed Value of the additional Capital Contributions described in this paragraph.

SECTION 2.2.               Units. The Partnership shall initially have the authority to issue one hundred (100) Units. The Partnership may issue additional Units only upon the unanimous vote of the Partners.

SECTION 2.3.               Additional Capital Contributions or Loans. No Partner shall be required to make loans to the Partnership or to make Capital Contributions to the Partnership except as specifically provided otherwise in this Agreement, unless the Partners unanimously agree otherwise in writing.

SECTION 2.4.               Liability of Partners. Except as expressly provided otherwise in this Agreement, no Partner or officer shall be liable for any debts or losses of capital or profits of the Partnership.

SECTION 2.5.               Maintenance of Capital Accounts; Withdrawals; Interest. The General Partner shall cause the Partnership to maintain Capital Accounts in accordance with Treasury Regulations § 1.704-1(b) for each of the Partners. No Partner has the right to withdraw any part of its Capital Account or the right to receive distributions except as expressly provided in this Agreement. No Partner has the right to receive any interest on its Capital Contributions or with respect to its Capital Account. Each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and no Partner shall have the right to demand or receive property other than cash from the Partnership. There shall be no priority among the Partners as to the return of Capital Contributions, distributions or allocations, except as provided in this Agreement.

ARTICLE III

INTERIM DISTRIBUTIONS

SECTION 3.1.               Net Cash. Prior to the liquidating distributions pursuant to Section 9.3, all distributions of Net Cash shall be made at such times and in such amounts as the General Partner shall determine, to the Partners in proportion to the number of Units held by them.

SECTION 3.2.               Withholding. In the event any federal, foreign, state or local jurisdiction requires the Partnership to withhold taxes or other amounts with respect to any Partner’s allocable share of Profits, taxable income or distributions, the Partnership shall withhold from distributions or other amounts then due to such Partner an amount necessary to satisfy the withholding responsibility. The Partner for whom the Partnership paid the withholding tax is deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly.

SECTION 3.3.               Noncash Interim and Liquidating Distributions. The Partnership shall make noncash interim and liquidating distributions to the Partners only upon the unanimous vote of the Partners. As of the date of the noncash distribution, the Partnership shall adjust the Agreed Value of the property distributed and shall post any resulting Profits or Losses to the Capital Accounts.

ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES

SECTION 4.1.               Profits and Losses. Except as provided in the Regulatory Allocations Exhibit, Profits and Losses shall be allocated to the Partners as follows:

(a)           Losses shall be allocated:

(i)                                     First, to the Partners in proportion to the number of Units held by them until the Limited Partner has an Adjusted Capital Account balance of zero, and

(ii)           Next, to the General Partner.

(b)           Profits shall be allocated:

(i)                                     First, to the General Partner until the cumulative allocations of Profit pursuant to this Section 4.1(b)(i) equal the cumulative allocations of Losses to the General Partner pursuant to Section 4.1 (a) (ii) above, and

(ii)           Next, to the Partners in proportion to the number of Units held by them.

SECTION 4.2.               Code Section 704(c) Tax Allocations. When a variation exists between the adjusted basis of property contributed to the capital of the Partnership for federal income tax purposes and the initial Agreed Value of such property, or when an adjustment to the Agreed Value of any Partnership asset results in a variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value, the Partnership shall, solely for tax purposes, allocate the income, gain, loss and deduction with respect to such property among the Partners pursuant to any method allowable under Code § 704(c) and the Treasury Regulations promulgated thereunder.

The General Partner shall make all elections or other decisions relating to allocations under Code § 704(c) and the related Treasury Regulations. Allocations pursuant to this Section occur solely for federal, state, and local tax purposes and shall not affect any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

SECTION 4.3.               Miscellaneous.

(a)           Allocations Attributable to Particular Periods. The Partnership shall calculate Profits, Losses or any other items allocable to any period on a daily, monthly or other permissible method under Code § 706 and the related Treasury Regulations.

(b)           Other Items. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Partners in the same proportion as they share Profits or Losses, as the case may be, for the year.

(c)           Tax Consequences; Consistent Reporting. The Partners understand the income tax consequences of the allocations made by this Article and by the Regulatory Allocations Exhibit and hereby agree to report for income tax purposes their share of Partnership income and loss in accordance with those allocations as reflected on the information returns of the Partnership.

ARTICLE V

MANAGEMENT

SECTION 5.1.               Management by the General Partner. Subject to the terms and conditions of this Agreement and except as provided in Section 5.2 below, the General Partner, acting by and through its appropriate officers and directors, shall have complete authority over and the exclusive control and management of the business and affairs of the Partnership. The Limited Partners shall not participate in the control of the Partnership within the meaning of the act and shall have no right or authority to act for or bind the Partnership in any manner whatsoever except as otherwise expressly provided in the Act, the rights and powers to the Limited Partners shall not extend beyond those set forth in this Agreement and any attempt to participate in the control of the Partnership in a manner contrary to the rights and powers granted herein or in the Act shall be null and void and without force and effect. The exercise by a Limited Partner of any of the rights granted to it hereunder shall not be deemed participating in the control of the business of the Partnership and shall not constitute a violation hereof.

The Partnership shall have one (1) General Partner. The initial General Partner is Family Dollar Holdings, Inc. A Person shall cease to be a General Partner upon (i) its withdrawal as a General Partner, (ii) assignment of its entire Interest pursuant to Article VII, or (iii) the occurrence of any of the events of cessation set forth in the Act. Upon the cessation of any Person as a General Partner, such Person or its transferee shall have the right to receive the distributions and allocations with respect to its Interest, but in all other respects shall be treated as a Limited Partner. Without the approval of a majority in Interest of the Limited Partners (excluding Limited Partner Interests held by the General Partner), a General Partner shall not withdraw from the Partnership, or voluntarily cause an event to occur that would result in the General Partner’s cessation as a General Partner pursuant to the Act. No assignee of a General Partner’s Interest shall become a General Partner, but rather shall be treated as an assignee of a Limited Partner’s Interest unless admitted to the Partnership as a Limited Partner in accordance with Section 7.3 (b).

The General Partner shall be entitled to receive such compensation from the Partnership in exchange for the performance of its duties under this Agreement or under the Act as may be mutually agreed to by the General Partner on one hand and the Limited Partners on the other hand. The General Partner shall be entitled to be reimbursed for its actual, out-of-pocket expenditures reasonably incurred in connection with its service as General Partner. It is not anticipated that the performance of the duties of the General Partner under this Agreement and the Act will require the full-time services of the General Partner or its personnel. The General Partner may delegate its duties under this Agreement to such officers, employees and agents, and with such titles and pursuant to such compensation, as it shall determine.

In the event any person ceases to be a General Partner, and as a consequence thereof the Partnership has no General Partner, the Limited Partners may within ninety (90) days thereafter elect any person to serve as General Partner, upon such terms as may be agreed. The election of a General Partner shall require the affirmative vote of a majority in Interest of the Limited Partners and shall be effective as of the date the former General Partner ceased to be General Partner of the Partnership. Such elected General Partner shall have the right and power to continue the Partnership and its business without dissolution.

SECTION 5.2.               Restrictions on Authority. Without the unanimous consent of the Partners, no Partner or officer of the Partnership shall have authority to do, or to cause the Partnership to do, any of the following:

(i)            any act in contravention of this Agreement;

(ii)                                  amend this Agreement, except as expressly provided otherwise herein;

(iii)                               possess any property or assign, transfer or pledge the rights of the Partnership in specific property other than for the benefit of the Partnership;

(iv)                              employ, or permit to be employed, the funds or assets of the Partnership in any manner except for the benefit of the Partnership;

(v)                                 admit any Person as a Partner of the Partnership; or

(vi)                              cause the Partnership to issue any Interest in the Partnership to any Person other than the initial issuance of Units pursuant to Article II above.

SECTION 5.3.               Limitation of Liability; Indemnification.

(a)           Limitation of Liability. Notwithstanding any provision to the contrary contained in this Agreement, no Partner or officer of the Partnership shall have any liability in damages or otherwise to the Partnership or to any Partner for any loss, damage, cost, liability or expense incurred by reason of or caused by any act or omission by such Person, whether alleged to be based upon errors in judgment, negligence, gross negligence or breach of duty, except for (i) when the Person knew at the time of the act or omission that such act or omission was clearly in conflict with the interests of the Partnership, (ii) any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or (iii) a willful breach of this Agreement. Without limiting the foregoing, no liability exists in any such Person for any action or omission taken or suffered by any other Partner or officer, or any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the Partnership appointed by such Person in good faith.

(b)           Indemnification. The Partnership hereby agrees to indemnify each Indemnitee (defined below) and to hold it wholly harmless to the greatest extent permissible by the Act, as amended, for any judgments, settlements, penalties, fines, expenses and attorneys’ fees incurred at any time by reason of or arising out of any action, or refraining from taking any action, on behalf of the Partnership or in furtherance of the interest of the Partnership. The indemnification requirements set forth in this Subsection (b) shall be satisfied out of Partnership assets only; no Partner shall have any obligation to make additional Capital Contributions to the Partnership to enable it to satisfy its indemnification obligations. The Partnership may advance to the Indemnitee any expenses, costs, or liabilities, including attorney fees of any Indemnitee that may be subject to the right of indemnification hereunder as those expenses, costs, or liabilities are incurred and prior to the final disposition of the underlying claim upon receipt of a written, signed agreement by the Indemnitee to repay such advances to the extent that it shall be determined ultimately that the Indemnitee is not entitled to be indemnified hereunder. The determination of whether to make such an advance shall be made by the vote of a majority in Interest of the Partners other than the Partner seeking the advance. The Partnership’s obligations set forth in this Subsection (b) shall survive the termination of the Indemnitee’s status as an Indemnitee and/or the dissolution of the Partnership. The term “Indemnitee” for purposes of this Subsection (b) means any Partner and any officer or director of any Partner and any officer of the Partnership. Additionally, the Partnership may from time to time on an individual basis, and in the sole discretion of the General Partner, extend the foregoing rights to indemnification to employees or agents of any Partner or the Partnership.

SECTION 5.4.               Other Business of Partners. Any Partner may engage independently or with others in other business ventures, or make or manage other investments, without the necessity of informing the Partnership or the other Partners. Neither the Partnership nor any Partner shall have any rights in or to such other ventures or activities or to the income or proceeds derived therefrom. The pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

ARTICLE VI

PARTNER MEETINGS

SECTION 6.1.               Meetings.

(a)           Place of Meeting. All meetings of Partners shall be held at the principal office of the Partnership, or at such other place, either within or without the State of Kentucky, as shall be determined by the General Partner.

(b)           Notice of Meetings. Meetings of the Partners may be called at any time and from time to time by any Partner by giving written notice to each Partner stating the date, time and place of the meeting. The notice shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Attendance by a Partner at, or his participation in, a meeting shall constitute a waiver of notice of such meeting, unless the Partner at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. When a meeting is adjourned, it is not necessary to give any notice of the adjourned meeting other than by announcement of the date, time and place of the adjourned meeting at the meeting at which the adjournment is taken.

(c)           Presumption of Assent. A Partner who is present at a meeting at which action on any Partnership matter is taken shall be presumed to have assented to the action taken unless he objects at the beginning of the meeting (or promptly upon his arrival) to holding the meeting or transacting business at the meeting or unless his contrary vote is recorded or his dissent or abstention is otherwise entered in the minutes of the meeting or unless he shall file his written dissent or abstention with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent or abstention by registered mail to the Partnership and the other Partners immediately after the adjournment of the meeting. Such right to dissent or abstention shall not apply to a Partner who voted in favor of such action.

(d)           Voting of Units. Each outstanding Unit shall be entitled to one vote on any matter. Voting on all matters shall be by voice vote or by a show of hands, unless the holders of one-tenth of the Units represented at the meeting shall, prior to the voting on any matter, demand a ballot vote on that particular matter. Except as expressly provided otherwise in this Agreement, any matter that requires the vote, consent, ratification, or approval of the Partners shall require the affirmative vote, consent, ratification or approval of the General Partner and a majority in Interest of the Limited Partners. On all matters in which the Partner is entitled to participate, including without limitation waiving notice of any meeting, voting or participating at a meeting or communicating to the Partnership, any Partner that is not a natural person shall act by and through its appropriate officers, general partners, General Partner, trustees or other management authority.

SECTION 6.2.               Informal Action by the Partners. Any action which may be taken at a meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Partners.

ARTICLE VII

TRANSFER OF INTERESTS

SECTION 7.1.               Pledges. No Partner shall pledge, encumber or otherwise grant a security interest in all or any part of its Interest, whether voluntarily or involuntarily, by operation of law or otherwise, except in connection with an indebtedness of the Partnership in which the lender requires the security interest in order to lend to the Partnership. Any attempt by a Partner to pledge, encumber or otherwise grant a security interest in all or any part of their Interest other than as described above shall be null and void and shall be a breach of this Agreement.

SECTION 7.2.               Limited Exception For Transfers. For purposes of Article VII, the term “Transfer” shall mean any attempt to sell, assign or otherwise dispose of all or any portion of the Interest, but shall not include any attempted pledge, encumbrance or other grant of a security interest in all or any part of the Interest. Transfer shall also include a distribution of assets to its owners or beneficiaries by an entity such as a corporation, partnership, limited partnership or trust. See also Section 8.2. A Partner (the “Transferor”) may Transfer all or part of its Interest, but only upon satisfaction or written waiver of the conditions set forth below signed by all the other Partners. Any attempted Transfer by a Transferor in violation of this Section 7.2 shall be null and void, shall be a breach of this Agreement and shall not be recognized by the Partnership for any purpose. Following are the conditions precedent to Transfers:

(a)           Pledge. The purpose of the Transfer is not to facilitate a pledge, encumbrance or other grant of a security interest of the Transferor’s Interest.

(b)           Prior Notice. The Transferor provides written notice to all other Partners specifying the details of the Transfer, including the name of the proposed transferee, the date of the proposed Transfer, the portion of the Transferor’s Interest to be transferred, and a complete description of the consideration to be received. The Transferor must provide such notice at least forty-five (45) days prior to any proposed Transfer.

(c)           No Tax Termination. The Transfer, either alone or when combined with other transfers, will not result in a termination of the Partnership within the meaning of Code § 708(b). A majority in Interest of the Partners other than the Transferor may waive this condition.

(d)           Assignment Documents. The Transferor and transferee execute and deliver to the Partnership the instruments of transfer and assignment satisfactory in substance and form to a majority in Interest of the other Partners. The transferee must agree in writing to be bound by the terms and conditions of this Agreement and to assume all of the obligations of the Transferor under this Agreement with respect to the Interest assigned.

(e)           Securities Law Compliance. If so requested by a majority in Interest of the other Partners, the Transferor obtains at its expense an opinion of counsel reasonably satisfactory to a majority in Interest of the other Partners (both as to the identity of counsel and the form and content of the opinion) that such Transfer is exempt from the registration or notice requirements of the applicable state and federal securities laws and the transferee makes such securities related representations and warranties in connection with the Transfer as a majority in Interest of the other Partners may reasonably deem necessary.

(f)            Tax-Exempt Transferee. The Transfer will not cause the application of the so-called tax-exempt leasing rules in Code § 168(h), or similar rules, to the Partnership, the Partnership’s property or the Partners.

(g)           Reimbursement. The Transferor must reimburse to the Partnership in an amount sufficient to cover all reasonable expenses of the Partnership in connection with such Transfer.

SECTION 7.3.               Assignees.

(a)           Rights of Assignees. If a Transfer complies with the provisions of Section 7.2, then the Person acquiring the Interest becomes an assignee with respect to such Interest unless and until the Person is admitted as a Limited Partner in the Partnership pursuant to Subsection (b) below.

An assignee with respect to an Interest is entitled only to receive distributions and allocations with respect to the Interest transferred and such other rights or benefits that are expressly granted to assignees pursuant to this Agreement or the Act, but shall have no other rights, benefits or authority of a Partner under this Agreement or the Act, including without limitation no right to receive notices to the Partners, no right to bring derivative actions on behalf of the Partnership, and no other rights of a Partner under the Act or this Agreement. Provided, however, that the Interest of an assignee shall be subject to all of the restrictions, obligations and limitations under this Agreement and the Act, including without limitation the restrictions on Transfer of Interests contained in this Article.

A Partner who Transfers a portion of the Partner’s Capital Account and rights to distributions and allocations with respect to the Partner’s Interest shall retain no rights, benefit or authority of a Partner with respect to the portion of the Interest Transferred, including without limitation no right to vote or participate in the management of business of the Partnership with respect to the portion of the Interest Transferred. Those rights shall be extinguished unless and until the transferee is admitted as a Limited Partner as provided in Subsection (b) below.

(b)           Admission of Assignees as Partners. Except as otherwise provided in this Agreement, an assignee of an Interest in the Partnership becomes a Limited Partner of the Partnership only upon the written consent of a majority in Interest of the Partners other than the Transferor and transferee and when the following conditions are satisfied:

(i)                                     The assignee executes and delivers in writing a statement of acceptance and adoption of the provisions of this Agreement; and

(ii)                                  The assignee executes, acknowledges and delivers to the Partnership such other instruments as a majority in Interest of the other Partners may reasonably deem necessary or advisable to effect the admission of such assignee as a Partner.

Each Partner may give or withhold the consent to admission as a Partner in its sole, absolute and arbitrary discretion. A Partner that is not a natural person shall exercise such consent through its board of directors or other appropriate management authority.

Notwithstanding the foregoing, if the assignee was already a Partner in the Partnership immediately prior to the transfer, the transferee shall automatically be admitted as a Partner with respect to the Interest assigned to it.

SECTION 7.4.               Distributions and Allocations With Respect to Transferred Interests. If any Interest is Transferred during any Fiscal Year in compliance with the provisions of this Article, then (i) Profits, Losses and all other items attributable to the Interest for such period shall be divided and allocated between the Transferor and the transferee by taking into account their varying interests during the period in accordance with Code § 706(d), using any conventions permitted by the Code and selected by the General Partner; (ii) all distributions on or before the date of such transfer shall be made to the Transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume all the rights and obligations of the Transferor to the extent related to the transferred Interest.

ARTICLE VIII

CESSATION OF PARTNERSHIP

SECTION 8.1.               Withdrawal; Cessation of Partnership.

(a)           Withdrawal. No Partner may withdraw voluntarily from the Partnership. An attempted withdrawal shall be null and void, and, notwithstanding any provision in the Act, the Partnership shall not be required to make any payment or distribution in connection with the attempted withdrawal.

(b)           Cessation of Partnership. A Partner shall cease to be a Partner only upon the Transfer of a Partner’s entire Interest. The terms and conditions of this Agreement shall survive a Person’s cessation as a Partner of the Partnership.

SECTION 8.2.               Dissolved Partners. If a Partner who is a Person other than an individual is dissolved or liquidated, the legal representative or successor of such Person may exercise the rights of the Partner pending liquidation and winding up. The transfer of an Interest to the legal representative of a dissolved Partner shall not constitute a Transfer pursuant to Article VII, but the transfer from the legal representative to the beneficiaries of a dissolved Partner shall constitute a Transfer pursuant to Article VII and thus shall comply with the requirements contained in such Article.

ARTICLE IX

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

SECTION 9.1.               Dissolution Triggers. The Partnership shall dissolve only upon the first to occur of any of the following events:

(a)           The vote of the General Partner and a majority in interest of the Limited Partners.

(b)           The entry of a decree of judicial dissolution or the administrative dissolution of the Partnership as provided in the Act (unless remedied).

(c)           The failure to elect a new General Partner pursuant to Section 5.1 withing ninety (90) days after the sole remaining General Partner has ceased to be a General Partner.

None of the other events set forth in the Act shall cause the dissolution of the Partnership.

SECTION 9.2.               Winding Up. Upon a dissolution of the Partnership, the Partners not in breach of or in default under this Agreement, or, if there are no such Partners, a court appointed liquidating trustee, shall take full account of the Partnership’s assets and liabilities and wind up the affairs of the Partnership. The Persons charged with winding up the Partnership shall settle the Partnership’s business, and dispose of and convey the Partnership’s noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the Partnership’s assets.

SECTION 9.3.             Liquidating Distributions. If any General Partner’s capital account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation of the Partnership occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulations §1.704-1(b)(2)(ii)(b)(3).

Distribution of the Partnership’s cash and the proceeds from the disposition of the Partnership’s noncash assets shall occur in the following order:

(a)           To the Partnership’s creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership;

(b)           To the Partners who are creditors whose claims are not satisfied by distributions pursuant to the preceding subsection;

(c)           To the Partners in accordance with their credit (i.e., positive) Capital Account balances.

The Partners of the Partnership or the Partnership may establish a trust to receive the distributions made pursuant to Subsection (c) for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying liabilities or obligations of the Partnership. Distributions from the trust to the Partners shall occur from time to time, in the reasonable discretion of the trustee of the liquidating trust, in the same proportions as would otherwise have been distributed to the Partners pursuant to this Agreement.

ARTICLE X

BOOKS AND RECORDS

SECTION 10.1.           Books and Records. The General Partner shall cause the Partnership to keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Partnership. Any Partner or its designated representative shall have the right to access during normal business hours, inspect and copy at its expense the contents of such books and records, provided the Partner sends written notice to the custodian of the records at least five (5) business days prior to the date of inspection specifying the records or information desired and the purpose for the inspection.

SECTION 10.2.           Taxable Year; Accounting Methods; Annual Financial Statements. The Partnership shall use the Fiscal Year as its taxable year. Unless the General

Partner determines otherwise, the Partnership shall report its income for income tax purposes using generally accepted accounting principles. Within a reasonable period after the end of each Fiscal Year, the Partnership shall prepare annual financial statements containing a balance sheet as of the end of such Fiscal Year and an income statement for the Fiscal Year then ended. The financial statements shall include supplementary statements prepared pursuant to the Capital Account accounting methods prescribed by this Agreement and Treasury Regulations §1.704-1(b).

SECTION 10.3.           Tax Information. Within a reasonable period after the end of each Fiscal Year, the Partnership shall prepare the tax information necessary to enable each Partner to prepare its federal and state income tax returns.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.           Notices. Any Person required or permitted by any provision of this Agreement to give any notice, payment, demand or communication shall personally deliver such, in writing, to the Person or to an officer of the Person to whom the same is directed, or send by regular, registered, or certified United States mail, or by facsimile transmission or by private mail or courier service, addressed as follows: if to the Partnership, to the address of the General Partner, or to such other address as the Partnership may specify from time to time by notice to the Partners; if to a Partner, to the address set forth below, or to such other address as such Person may specify from time to time by notice to the Partnership and to the other Partners.

Via Private Mail or Courier
Service or Facsimile	Via United States Mail

Family Dollar, Inc.	Family Dollar, Inc.
10401 Old Monroe Road	P.O. Box 1017
Matthews, North Carolina 28105	Charlotte, North Carolina 28201
ATTN: General Counsel	ATTN: General Counsel
FAX: 704-841-1401

Family Dollar Holdings, Inc.	Family Dollar Holdings, Inc.
10401 Old Monroe Road	P.O. Box 1017
Matthews, North Carolina 28105	Charlotte, North Carolina 28201
ATTN: General Counsel	ATTN: General Counsel
FAX: 704-841-1401

Any such notice shall be deemed to be delivered, given and received for all purposes (i) as of the date of actual receipt if delivered personally or if sent by regular mail, facsimile transmission or by private mail or courier service, or (ii) two (2) business days after the date on which the same was sent by registered or certified United States mail, postage and charges prepaid, return receipt requested, addressed as provided above.

SECTION 11.2.           Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees and assigns. None of the provisions of this Agreement are intended to create any enforceable rights or benefit in any creditor of the Partnership or any Partner.

SECTION 11.3.           Construction. Any court or arbitrator shall construe every covenant, term and provision of this Agreement in accordance with its simple and fair meaning and not strictly for or against any Partner. No court or arbitrator shall interpret any provision of this Agreement as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement shared equally in the drafting and construction of this Agreement and, accordingly, no court or arbitrator construing this Agreement shall construe it more strictly against one party hereto than the other.

SECTION 11.4.           Entire Agreement; Amendments. This Agreement and the Certificate constitute the entire agreement among the parties with respect to the affairs of the Partnership and the conduct of its business, and supersede all prior agreements and understandings, whether oral or written. This Agreement and the Certificate may be amended only by a written amendment that receives the vote of all the Partners; provided, however, that the Agreement may be amended from time to time without the necessity of obtaining the vote of the Partners, to reflect the admission of Partners and the transfers of Interests, to reflect address changes, to correct typographical or clerical errors, or to bring this Agreement into compliance with federal or state tax laws or regulations, in which case a copy of such amendment shall promptly be sent to each Partner.

SECTION 11.5.           Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 11.6.           Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

SECTION 11.7.           Additional Documents. Each Partner, upon the request of the Partnership, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

SECTION 11.8.           Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

SECTION 11.9.           Governing Law; Dispute Resolution. The laws of the State of Kentucky, exclusive of its conflicts of laws provisions, shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Partnership and the limited liability of the Limited Partners. All unresolved disputes arising out of or in any way related to the Partnership or this Agreement shall be adjudicated in the courts of the State of North Carolina sitting in Mecklenburg County, and by executing this Agreement each Partner irrevocably consents to the exclusive personal jurisdiction of said courts for such purposes.

SECTION 11.10.        Waiver of Action for Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the Partnership.

SECTION 11.11.        Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the Partnership and/or the other parties by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

SECTION 11.12.        Tax Matters Partner. The General Partner shall serve as the “tax matters partner” under the Code and in any similar capacity under state or local law. In addition, the Tax Matters Partner shall have the power and authority (i) to extend the statute of limitations for assessment of tax deficiencies against Partners with respect to adjustments to the Partnership’s federal, state, or local tax returns; and (ii) to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacity as Partners, and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership or the Partners; provided, however, that the Tax Matters Partner shall keep the other Partners reasonably informed as to the status of any tax investigations, audits, lawsuits or other judicial or administrative tax proceedings and shall promptly copy all other Partners on any correspondence to or from the Internal Revenue Service or state, local or foreign taxing authority relating to such proceedings.

SECTION 11.13.        Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

SECTION 11.14.        Exhibits Incorporated by Reference. Each of the Exhibits referenced in the Table of Contents or otherwise referred to in this Agreement are hereby incorporated into this Agreement by this reference.

IN WITNESS WHEREOF, the Partners have executed this Agreement to be effective as of the Effective Date.

[EXECUTIONS APPEAR ON FOLLOWING PAGE(S)]

EXECUTION PAGE

TO THE

PARTNERSHIP AGREEMENT

OF

FAMILY DOLLAR STORES OF KENTUCKY, LTD.,

a Kentucky limited partnership

FAMILY DOLLAR, INC., a
North Carolina corporation

By:	/s/ George R. Mahoney Jr.
Title:	Executive Vice President

FAMILY DOLLAR HOLDINGS, INC., a
North Carolina corporation

By:	/s/ C. Martin Sowers
Title:	Senior Vice President

EXHIBIT A

TO THE

PARTNERSHIP AGREEMENT

OF

FAMILY DOLLAR STORES OF KENTUCKY, LTD.,

a Kentucky limited partnership

GLOSSARY OF TERMS

Many of the capitalized words and phrases used in this Agreement are defined below. Some defined terms used in this Agreement are applicable to only a particular Section of this Agreement or an Exhibit and are not listed below, but are defined in the Section or Exhibit in which they are used.

“Act” shall mean the Kentucky Revised Uniform Limited Partnership Act, as in effect in Kentucky and set forth at Ky. Rev. Stat, §§362.401 et seq. (or any corresponding provisions of succeeding law).

“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account (as defined below) as of the end of the relevant Fiscal Year increased by any amounts which such Partner is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulations § 1.704-2(g)(1) (share of minimum gain) and 1.704-2(i)(5) (share of partner nonrecourse debt minimum gain) and decreased by the items described in Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Agreed Value” shall mean with respect to any noncash asset of the Partnership an amount determined and adjusted in accordance with the following provisions:

(a)           The initial Agreed Value of any noncash asset contributed to the capital of the Partnership by any Partner shall be its gross fair market value, as agreed to by the contributing Partner and the Partnership.

(b)           The initial Agreed Value of any noncash asset acquired by the Partnership other than by contribution by a Partner shall be its adjusted basis for federal income tax purposes.

(c)           The initial Agreed Values of all the Partnership’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g).

(d)           The Agreed Values, as reduced by depreciation or amortization, of all noncash assets of the Partnership, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as determined by the General Partner, as of the following times:

(i)                                     the acquisition of an Interest or an additional Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;

(ii)                                  the distribution by the Partnership of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the Partnership; and

(iii)                               the termination of the Partnership for federal income tax purposes pursuant to Code § 708(b)(1)(B).

“Agreement” shall mean this Partnership Agreement as amended from time to time.

“Capital Account” shall mean with respect to each Partner an account maintained and adjusted in accordance with the following provisions:

(a)           Each Partner’s Capital Account shall be increased by such Partner’s Capital Contributions, such Partner’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by Partnership property distributed to such Partner.

(b)           Each Partner’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement (other than repayments of loans to the Partnership), such Partner’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

In the event the Agreed Values of the Partnership assets are adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate adjustments as if the Partnership recognized gain or loss equal to the amount of such aggregate adjustment.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations.

“Capital Contribution” shall mean with respect to any Partner, the amount of money and the initial Agreed Value of any property (other than money) contributed to the Partnership with respect to the Interest of such Partner.

“Certificate” shall mean the certificate of limited partnership required to be filed by the Partnership pursuant to the Act together with any amendments thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

“Effective Date” shall mean December 1, 1997.

“Fiscal Year” shall mean, with respect to the first year of the Partnership, the period beginning upon the formation of the Partnership and ending on August 31, 1998, with respect to subsequent years of the Partnership, the period beginning upon September 1 and ending on the next August 31, and, with respect to the last year of the Partnership, the portion of the calendar year ending with the date of the final liquidating distributions.

“General Partner” shall refer to Family Dollar Holdings, Inc. and to any other Persons who are admitted to the Partnership as General Partner under the terms of this Agreement until such Persons have ceased to be General Partners under the terms of this Agreement.

“Harrodsburg Assets” shall mean the Assets (as defined in that certain Bill of Sale and Assignment and Assumption Agreement dated as of December 1, 1997 (the “Bill of Sale”) between Family Dollar, Inc. and the Partnership).

“Harrodsburg Liabilities” shall mean the Liabilities (as defined in the Bill of Sale).

“Interest” shall mean all of the rights of each Partner with respect to the Partnership created under this Agreement or under the Act. With respect to any provision of this Agreement that requires the vote, approval, consent or similar action by a specified group of the Partners, reference to a majority or a specified percentage in Interest of the specified group of the Partners means Partners holding a majority (or specified percentage) of the Units outstanding. For instance, a provision requiring the approval of a majority in Interest of the Limited Partners shall require the vote of Partners holding a majority of the outstanding Units held by Limited Partners.

“Limited Partner” shall refer to Family Dollar, Inc. and to any other Persons who are admitted to the Partnership as Limited Partners under the terms of this Agreement until such Persons have ceased to be Limited Partners under the terms of this Agreement.

“Merging Corporation Assets” shall mean all of the rights, title and interest in, to and under the tangible and intangible assets and properties of every kind, character and description, wherever located, with any and all appurtenances thereto, that will be transferred to Family Dollar, Inc. by operation of law pursuant to the merger of the Merging Corporations into Family Dollar, Inc.

“Merging Corporation Liabilities” shall mean all of the liabilities and obligations of the Merging Corporations immediately prior to the merger of the Merging Corporations into Family Dollar, Inc.

“Merging Corporations” shall mean the following corporations, each of which is a Kentucky corporation: Family Dollar Stores, Inc.; Family Dollar Stores of Russell Springs, Ky., Inc.; Family Dollar Stores of Beattyville, Ky., Inc.; Family Dollar Stores of Mt. Washington, Ky., Inc.; Family Dollar Stores of Frankfort, Ky., Inc.; Family Dollar Stores of Lawrenceburg, Ky., Inc.; Family Dollar Stores of Cynthiana, Ky., Inc.; Family Dollar Stores of Glasgow, Ky., Inc.; Family Dollar Stores of Stanford, Ky., Inc.; Family Dollar Stores of Manchester, Ky., Inc.; Family Dollar Stores of Stanton, Ky., Inc.; Family Dollar Stores of Inez, Ky., Inc.; Family Dollar Stores of Leitchfield, Ky., Inc.; Family Dollar Stores of Richmond, Ky., Inc.; Family Dollar Stores of Salyersville, Ky., Inc.; Family Dollar Stores of Marion, Ky., Inc.; Family Dollar Stores of Campbellsville, Ky., Inc.; Family Dollar Stores of Russellville, Ky., Inc.; Family Dollar Stores of Louisa, Ky., Inc.; Family Dollar Stores of Greenup, Ky., Inc.; Family Dollar Stores of Irvine, Ky., Inc.; Family Dollar Stores of Vanceburg, Ky., Inc.; Family Dollar Stores of Booneville, Ky., Inc.; and Family Dollar Stores of Cumberland, Ky., Inc.

“Net Cash” shall mean the gross cash proceeds to the Partnership from all sources whatsoever (including without limitation operations, Capital Contributions, sales or dispositions of Partnership property, financings or refinancings of Partnership assets, and reserves from prior periods), less the portion thereof used to pay or establish reserves for Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the General Partner. “Net Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances. “Net Cash” shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with sales and other dispositions of its property.

“Partners” shall refer collectively to the Persons referenced in Section 2.1 as General Partners or Limited Partners and to any other Persons who are admitted to the Partnership as Partners under the terms of this Agreement until such Persons have ceased to be Partners under the terms of this Agreement. “Partner” means any one of the Partners.

“Partnership” shall mean the limited partnership formed pursuant to the Certificate and this Agreement.

“Person” shall mean any natural person, partnership, trust, estate, association, limited partnership, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Profits and Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)           Any expenditures of the Partnership described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)           Gain or loss resulting from dispositions of Partnership assets shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value.

“Regulatory Allocations” shall mean the allocations of items of Partnership income, gain, loss and deduction set forth on the Regulatory Allocations Exhibit.

“Residual Interest” shall mean the percentage of Units held by a particular Partner or assignee in relation to the total of all Units outstanding.

“Transfer” and “Transferor” shall have the definitions set forth in Section 7.2 of the Agreement.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” are the means by which the Interests in the Partnership are divided among the Partners and the Partnership. The initial number of Units assigned to each Partner is set forth in Section 2.1 of the Agreement. A Partner’s or assignee’s proportionate part of the total outstanding Interests shall equal the total number of Units held by him divided by the total number of Units outstanding.

[THE REMAINDER OF THIS PAGE INTENTIONALLY HAS BEEN LEFT BLANK.]

EXHIBIT B

TO THE

PARTNERSHIP AGREEMENT

OF

FAMILY DOLLAR STORES OF KENTUCKY, LTD.,

a Kentucky limited partnership

REGULATORY ALLOCATIONS

This Exhibit contains special rules for the allocation of items of Partnership income, gain, loss and deduction that override the basic allocations of Profits and Losses in Sections 4.1 and 4.2 and allocation of other items under Section 4.3(b) of the Agreement to the extent necessary to cause the overall allocations of items of Partnership income, gain, loss and deduction to have substantial economic effect pursuant to Treasury Regulations §§ 1.704-1(b). Subsection (a) below contains special technical definitions.

(a)           Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:

(i)                                     “Partnership Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations § 1.704-2(d), and is generally the aggregate gain the Partnership would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability, with such other modifications as provided in Treasury Regulations § 1.704-2(d).

(ii)                                  “Partner Nonrecourse Deductions” shall mean losses, deductions or Code § 705(a)(2)(B) expenditures attributable to Partner Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations § 1.704-2(i)(2).

(iii)                               “Partner Nonrecourse Debt” means any Partnership liability with respect to which one or more but not all of the Partners or related Persons to one or more but not all of the Partners bears the economic risk of loss within the meaning of Treasury Regulations § 1.752-2 as a guarantor, lender or otherwise.

(iv)                              “Partner Nonrecourse Debt Minimum Gain” shall mean the minimum gain attributable to Partner Nonrecourse Debt as determined pursuant to Treasury Regulations § 1.704-2(i)(3).

(v)                                 “Nonrecourse Deductions” shall mean losses, deductions, or Code § 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulations § 1.704-2(b)(1)). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Treasury

Regulations § 1.704-2(c), and shall generally equal the net increase, if any, in the amount of Partnership Minimum Gain for that taxable year, determined generally according to the provisions of Treasury Regulations § 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Partnership Minimum Gain, with such other modifications as provided in Treasury Regulations § 1.704-2(c).

(vi)                              “Nonrecourse Liability” means any Partnership liability (or portion thereof) for which no Partner bears the economic risk of loss under Treasury Regulations § 1.752-2.

(vii)                           “Regulatory Allocations” shall mean allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Partner Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the partner nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, and the curative allocations provided in Paragraph (h) below.

(b)           Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners the same manner as Losses generally are allocated pursuant to Section 3.2 of this Agreement.

(c)           Partner Nonrecourse Deductions. All Partner Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partner who bears the economic risk of loss under Treasury Regulations § 1.752-2 with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(d)           Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain for a Fiscal Year, each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of such net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g)(2) and the definition of Partnership Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(e)           Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt for any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury

Regulations §§ 1.704-2(i)(4) and (5) and the definition of Partner Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f)            Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in such Partner’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

(g)           Gross Income Allocation. In the event any Partner has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Partner shall be allocated items of Partnership gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.

(h)           Rules for Applying the Regulatory Allocations. The Regulatory Allocations shall be interpreted and applied in light of the purpose set forth in the first sentence of the Regulatory Allocations. However, to the greatest extent possible consistent with that purpose, the General Partner shall take the Regulatory Allocations into account in allocating other items of income, gain, loss or deduction among the Partners such that the net amounts allocated to each Partner would be the same as his distributive share of Profits and Losses would have been had the Regulatory Allocations not been made. The General Partner shall apply the Regulatory Allocations in whatever order the General Partner reasonably determine will minimize the economic distortion that might otherwise result from the application of the Regulatory Allocations.

(i)            Waiver of Minimum Gain Chargeback Provisions. If the General Partner determines that (i) either of the two minimum gain chargeback provisions contained in this Exhibit would cause a distortion in the economic arrangement among the Partners, (ii) it is not expected that the Partnership will have sufficient other items of income and gain to correct that distortion, and (iii) the Partners have made Capital Contributions or received net income allocations that have restored any previous Nonrecourse Deductions or Partner Nonrecourse Deductions, the General Partner shall have the authority, but not the obligation, to request the Internal Revenue Service to waive the minimum gain chargeback or partner nonrecourse debt minimum gain chargeback requirements pursuant to Treasury Regulations §§ 1.704-2(f)(4) and 1.704-2(i)(4).

(j)            Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.